NTS MORTGAGE INCOME FUND

UNAUDITED FINANCIAL STATEMENTS

AS OF JUNE 30, 2010 AND DECEMBER 31, 2009
AND FOR THE PERIODS ENDED
JUNE 30, 2010 and 2009

DATE OF ISSUANCE: OCTOBER 18, 2010

NTS Mortgage Income Fund

UNAUDITED FINANCIAL STATEMENTS

NTS Mortgage Income Fund
Consolidated Statements of Net Assets in Liquidation
As of June 30, 2010 and December 31, 2009
Liquidation Basis
(Unaudited)

	June 30, 2010	December 31, 2009
ASSETS:
Real estate assets under development	$11,157,986	$10,377,650
Country Club	2,008,547	863,655
Investment in unconsolidated affiliate	1,611,191	1,744,916

Total real estate and investments	14,777,724	12,986,221
Cash and equivalents	36,413	123,229
Cash and equivalents – restricted	967,534	1,645,250
Accounts receivable	305,433	290,493
Notes receivable	210,732	219,141
Property and equipment	4,492	4,492
Other assets	106,040	205,207

Total assets	16,408,368	15,474,033

LIABILITIES AND NET ASSETS IN LIQUIDATION:
Mortgage payable	5,598,771	6,281,328
Notes payable due to affiliate	4,944,351	4,095,528
Accounts payable and accrued expenses	954,238	823,266
Accounts payable and accrued expenses due to affiliates	259,926	308,407
Other liabilities	357,365	375,865
Reserve for estimated costs during liquidation period	3,546,206	2,547,362

Total liabilities	15,660,857	14,431,756

COMMITMENTS AND CONTINGENCIES (NOTE 9)

NET ASSETS IN LIQUIDATION	$747,511	$1,042,277

The accompanying notes to consolidated financial statements are an integral part of these statements.

NTS Mortgage Income Fund
Consolidated Statements of Changes in Net Assets in Liquidation
For the Six Months Ended June 30, 2010 and 2009
Liquidation Basis
 (Unaudited)

	For the Six Months Ended
	June 30, 2010	June 30, 2009
Net assets in liquidation – beginning of period	$1,042,277	$518,166
Operating activities of real estate assets under development	(754,211)	1,204,715
Adjustments of real estate and other assets to net realizable value, net of liabilities	459,445	369,047

Net assets in liquidation – end of period	$747,511	$2,091,928

The accompanying notes to consolidated financial statements are an integral part of these statements.

 NTS Mortgage Income Fund
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2010 and 2009
Liquidation Basis
(Unaudited)

	For the Six Months Ended
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Change in net assets in liquidation from:
Operating activities of real estate assets under development	$(754,211)	$1,204,715

Adjustments to reconcile to net cash used in operating activities:
Loss (income) from investment in unconsolidated affiliate	157,974	(429,161)
Cash distribution from unconsolidated affiliate	-	642,664
Changes in assets and liabilities:
Cash and equivalents - restricted	677,716	-
Accounts receivable	(1,292)	(72,044)
Notes receivable	4,778	4,230
Inventory	(422,926)	(112,729)
Accounts payable and accrued expenses	130,806	534,962
Other liabilities	17,695	59,964
Other assets	82,260	(32,396)

Net cash (used in) provided by operating activities	(107,200)	1,800,205

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital contribution to unconsolidated affiliate	(97,400)	(24,850)

Cash used in investing activities	(97,400)	(24,850)

CASH FLOWS FROM FINANCING ACTIVITIES:
Accounts payable and accrued expenses due to affiliates	(48,481)	(3,018,784)
Proceeds from mortgage	511,284	-
Proceeds from notes payable due to affiliate	1,668,822	4,568,602
Payments on mortgage and notes payable	(1,193,841)	(52,855)
Payments on notes payable due to affiliate	(820,000)	(3,133,265)

Net cash provided by (used in) financing activities	117,784	(1,636,302)

NET (DECREASE) INCREASE IN CASH AND EQUIVALENTS	(86,816)	139,053

CASH AND EQUIVALENTS, beginning of period	123,229	40,552

CASH AND EQUIVALENTS, end of period	$36,413	$179,605

The accompanying notes to consolidated financial statements are an integral part of these statements.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements
(Unaudited)

Note 1 - Organization and Significant Accounting Policies

A)	Organization

NTS Mortgage Income Fund (the “Fund”), a Delaware corporation, was formed on September 26, 1988.  The Fund operated as a real estate investment trust under the Internal Revenue Code of 1986 (the “Code”), as amended, from its inception through December 31, 1996.  The Fund began operating as a “C” corporation under the Code for tax purposes effective January 1, 1997.  NTS Corporation (the “Sponsor”) is the sponsor of the Fund.  NTS Advisory Corporation (the “Advisor”) is the advisor to the Fund and NTS Residential Management Company and its successor under assignment, Residential Management Company, (“NTS Management”), are the managers of the Fund’s properties.  The Advisor and NTS Management are affiliates of and are under common control with NTS Corporation.  The terms “we,” “us” or “our,” as the context requires, may refer to the Fund or its interests in its properties and joint venture.

Our wholly-owned subsidiaries include NTS/Lake Forest II Residential Corporation (“NTS/LFII”) and NTS/Virginia Development Company (“NTS/VA”).

We are a finite life entity.  Our organizational documents require us to commence an orderly liquidation by December 31, 2008.  Delaware law, the law of our state of incorporation, provides us with a three-year period after the filing of our dissolution to wind up our affairs and issue final distributions to stockholders. We filed for dissolution on December 31, 2008, thus initiating our liquidation.  See Note 1 B – Plan of Liquidation for additional information.

Final liquidating distributions will be made after payment of all of our debts and obligations, including approximately $4.9 million of notes payable and $260,000 of accounts payable and accrued expenses currently deferred and owed, by us, to affiliates of the Sponsor.  In addition, our portion of approximately $5,000 of accounts payable and accrued expenses and approximately $144,000 of notes payable are currently deferred and owed to affiliates of the Sponsor by the Orlando Lake Forest Joint Venture (“the Joint Venture”) (as of June 30, 2010 our portions are approximately $2,500 and $72,000, respectively).  Among the obligations also required to be resolved prior to issuing final distributions is the Orlando Lake Forest Master Community Association lawsuit (the “Florida Litigation”). See Note 9 - Commitments and Contingencies for further discussion of the Florida Litigation.  The amount available for distribution upon the completion of our liquidation, however, cannot be estimated with certainty given that final distributions will likely not be issued for several years.

Our subsidiary, NTS/LFII, is the owner and developer of the Lake Forest North single-family residential community located in Louisville, Kentucky.  Our development activities at this location are substantially complete.

Our subsidiary, NTS/VA, is the owner and developer of the Fawn Lake single-family residential community located near Fredericksburg, Virginia, and will continue to own and develop the Fawn Lake project to completion and orderly sale or liquidation.  Fawn Lake has amenities consisting of a 285-acre lake, clubhouse, pool, tennis courts and boat docks, as well as Fawn Lake Country Club, a private country club with a championship golf course (the “Country Club”). As of June 30, 2010, approximately 975 of 1,398 total lots have been developed and approximately 68% of the total projected lots to be developed have been sold.

We also own a 50% interest in the Orlando Lake Forest Joint Venture (the “Joint Venture”).  See Note 3 - Investment in Unconsolidated Affiliate for further information pertaining to the investment. Our residential development activities at this location are substantially complete.

B)	Plan of Liquidation

On December 10, 2008, the Board of Directors (the “Board”) of the Fund adopted the Plan of Dissolution and Complete Liquidation of NTS Mortgage Income Fund (the “Plan”).  On December 31, 2008, we filed for a certificate of dissolution with the Secretary of State of the State of Delaware.  The plan contemplates the orderly completion of construction at our development properties and sale of each of the Fund’s remaining assets, the collection of all outstanding loans from third parties, the orderly discharge of all outstanding liabilities to third parties and, after the establishment of appropriate reserves through estimation or a claims process, the distribution of all remaining cash to stockholders.

At this time, we anticipate the liquidation process will exceed the three year statutory liquidation period due to the status of the Fawn Lake Development.  If this asset has not been disposed of by the end of 2011, under Delaware law the Fund may seek to extend its liquidation period by petitioning the Delaware Chancery Court.  Alternatively, the Plan provides that at that time or any time the Board of Directors of the Fund deems it advisable, all remaining assets and liabilities could be transferred into a liquidating trust.  The liquidating trust would continue in existence until all liabilities have been settled, all remaining assets have been sold, proceeds distributed, and the appropriate statutory periods have lapsed.

At June 30, 2010, the accompanying financial statements report the Fund’s net assets in liquidation aggregated $747,511, or $0.23 per share based upon 3,187,328 common shares outstanding.  This amount presents development projects at estimated net realizable value after giving effect to the discounting of estimated net proceeds therefrom.  All other assets are presented at estimated net realizable value on an undiscounted basis.  The amount also includes a reserve for future estimated general and administrative expenses and other costs during the liquidation.  Estimated net realizable value reflects economic changes and various other changed circumstances over recent months.  There can be no assurance that these estimated values will be realized.  Such amount should not be taken as an indication of the timing or amount of future distributions to be made by us.

The timing and amounts of interim liquidating distributions (if any) and final liquidating distributions will depend on the timing and amount of proceeds that we will receive upon the sale of the remaining assets and the extent to which reserves for current or future liabilities are required.  Accordingly, there can be no assurance that there will be any liquidating distributions prior to a final liquidating distribution.

C)	Basis of Accounting

On December 31, 2008, the date of dissolution, the Fund adopted the liquidation basis of accounting.  Under the liquidation basis of accounting, the Fund will report the value of its assets based on their net realized amounts and liabilities at their estimated settlement amounts.  The result of these calculations will be an estimated liquidation value for the Fund.  A Statement of Net Assets in Liquidation and a Statement of Changes in Net Assets in Liquidation are the principal financial statements presented under the liquidation basis of accounting.  The valuation of assets at their net realizable values and liabilities at their anticipated settlement amounts represent estimates, based on present facts and circumstances, of the net realizable values of assets and the costs associated with carrying out the Plan and dissolution based on the assumptions set forth below.  The actual values and costs associated with carrying out the Plan are expected to differ from the amounts shown herein because of the inherent uncertainty and will be greater than or less than the amounts recorded.  Such differences may be material.  In particular, the estimates of the Fund’s costs will vary with the length of time it operates.  In addition, the estimate of net assets in liquidation per share in the accompanying Statement of Net Assets in Liquidation, which except for projects under development, does not incorporate a present value discount.  Accordingly, it is not possible to predict the aggregate amount or timing of future distributions to stockholders and no assurance can be given that the amount of liquidating distributions to be received will equal or exceed the estimate of net assets in liquidation per share presented in the accompanying Statement of Net Assets in Liquidation.

D)	Valuation Assumptions and Net Assets in Liquidation

Under the liquidation basis of accounting, the carrying amounts of assets as of the date of dissolution, December 31, 2008, were adjusted to their estimated net realizable values and liabilities including the estimated costs associated with implementing the Plan were adjusted to estimated settlement amounts.  The following are the significant assumptions utilized by management in assessing the value of the assets and the expected settlement values of liabilities included in the Statement of Net Assets in Liquidation at June 30, 2010 and December 31, 2009.

Real estate assets under development are primarily reflected at net realizable value which is based upon our budgets for developing and selling out the respective NTS/VA project in the orderly course of business.  Sales prices are based upon contracts signed to date and budgeted sales prices for the unsold lots and undeveloped land.  Sales prices are based upon an analysis provided by an independent third party.  Costs and expenses are based upon our budgets for the remaining life of the project and an orderly liquidation.  We have assumed that existing financing will remain in place during the respective projects’ planned development and sell out.

Cash, deposits and escrow accounts are presented at face value.  The remaining assets that we have determined to have a cash value are stated at estimated net realizable value which is the expected selling price or contractual payment to be received, less applicable direct costs or expenses, if any.  The assets that have been valued on this basis include receivables and an investment in unconsolidated affiliate.

Mortgage, notes payable, accounts payable, accrued expenses and other liabilities are stated at settlement amounts.

E)	Reserve for Estimated Costs During the Liquidation Period

Under the liquidation basis of accounting, we are required to estimate and accrue the costs associated with implementing and completing the Plan.  These amounts can vary significantly due to, among other things, the timing and realized proceeds from lot sales, the costs of retaining personnel and others to oversee the liquidation, including the cost of insurance, the timing and amounts associated with discharging known and contingent liabilities and the costs associated with cessation of our operations including an estimate of costs subsequent to that date (which would include reserve contingencies for the appropriate statutory periods).  As a result, we have accrued the projected costs, including overhead and specific liquidation costs of salaries, professional fees, and other miscellaneous wind-down costs, expected to be incurred during the estimated six-year liquidation period required to complete the liquidation of our remaining assets.  These projections could change materially based on the timing of lot sales and development activity.   These accruals will be adjusted from time to time as projections and assumptions change or as a result of a claims process.

The following is a summary of the changes in our Reserve for Estimated Costs at June 30, 2010:

	(Unaudited)
	For the Six Months Ended June 30, 2010
	Balance at December 31, 2009	Adjustments and Payments, net	Balance at June 30, 2010

Payroll, benefits, and retention costs	$872,526	$300,000	$1,172,526
Professional fees	1,390,000	600,000	1,990,000
Other general and administrative costs	284,836	98,844	383,680

	$2,547,362	$998,844	$3,546,206

F)	Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include the assets, liabilities, revenues and expenses of our wholly-owned subsidiaries.  Investments of 50% or less in affiliated companies are accounted for under the equity method.  All significant intercompany transactions and balances have been eliminated.

G)	Use of Estimates in the Preparation of Consolidated Financial Statements and Consideration of Subsequent Events

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

We considered subsequent events through October 18, 2010, the date of issuance of this report.  Actual results could differ from those estimates.

H)	Revenue Recognition

We recognize revenue and related costs from lot sales using the accrual method in accordance with U.S. generally accepted accounting principles, which is when payment has been received, and title, possession and other attributes of ownership have been transferred to the buyer, and we are not obligated to perform significant activities after the sale.  We generally require a minimum down payment of at least 10% of the sales price of the lot. The Country Club recognizes operating revenue as services are performed.

I)	Advertising

We expense advertising costs as incurred, which are classified with the operating activities of real estate assets under development in the accompanying consolidated statements of changes in net assets for the six months ended June 30, 2010 and 2009.  Advertising expense was approximately $33,000 and $36,000 during the six months ended June 30, 2010 and 2009.

J)	Environmental Remediation and Compliance

Environmental liabilities for remediation costs are accrued based on estimates of known environmental remediation exposures.  Liabilities are recognized when they are probable and can be reasonably estimated.  Environmental compliance costs are expensed as incurred.  We are not aware of any environmental remediation or compliance liabilities that presently require accrual of a loss contingency.

K)	Statements of Cash Flows

For purposes of reporting cash flows, cash and equivalents include cash on hand and short-term, highly liquid investments with an original maturity of three months or less when purchased that are readily convertible to cash.

Cash payments for interest, net of amounts capitalized, totaled approximately $109,000 and 39,000 during the six months ended June 30, 2010 and 2009, respectively.

L)	Segment Reporting

Our reportable operating segments include only one segment which is the development and sale of single-family residential lots.

M)	Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820 Fair Value Measurements and Disclosures (“FASB ASC Topic 820”) requires companies to determine fair value based on the price that would be received to sell the asset or paid to transfer the liability to a market participant.  FASB ASC Topic 820 emphasizes that fair value is a market-based measurement, not an entity specific measurement.

FASB ASC Topic 820 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following categories:

Level Input:	Input Definition:
Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The following table summarizes fair value measurements by level at June 30, 2010 and December 31, 2009 for assets and liabilities measured at fair value on a recurring basis:

	(Unaudited)
	Fair Value Measurements as of June 30, 2010 Using
Description	Level 1	Level 2	Level 3	Total
Assets:
Cash and equivalents	$36,413	$-	$-	$36,413
Cash and equivalents - restricted	967,534	-	-	967,534
Accounts and notes receivable	-	516,165	-	516,165
Real estate assets under development	-	-	11,157,986	11,157,986
Country club	-	-	2,008,547	2,008,547
Investment in unconsolidated affiliate	-	-	1,611,191	1,611,191
Total	$1,003,947	$516,165	$14,777,724	$16,297,836

Liabilities:
Mortgage payable	$-	$5,598,771	$-	$5,598,771
Notes payable to affiliates	-	4,944,351	$-	4,944,351
Total	$-	$10,543,122	$-	$10,543,122

	(Unaudited)
	Fair Value Measurements as of December 31, 2009 Using
Description	Level 1	Level 2	Level 3	Total
Assets:
Cash and equivalents	$123,229	$-	$-	$123,229
Cash and equivalents - restricted	1,645,250	-	-	1,645,250
Accounts and notes receivable	-	509,634	-	509,634
Real estate assets under development	-	-	10,377,650	10,377,650
Country club	-	-	863,655	863,655
Investment in unconsolidated affiliate	-	-	1,744,916	1,744,916
Total	$1,768,479	$509,634	$12,986,221	$15,264,334

Liabilities:
Mortgage payable	$-	$6,281,328	$-	$6,281,328
Notes payable to affiliates	-	4,095,528	$-	4,095,528
Total	$-	$10,376,856	$-	$10,376,856

In connection with the adoption of liquidation basis accounting on December 31, 2008 as described more fully above, certain financial assets and liabilities are recorded at estimated net realizable value or “fair value” and will continue to be recorded as such on a recurring basis. The following describes each of our financial assets and liabilities and the inputs included in the calculation of fair value:  Level 1 inputs: Cash and equivalents and cash equivalents - restricted are comprised of either bank deposits or amounts invested in money market funds, the fair value of which is based on quoted market prices. Level 2 inputs: Accounts and notes receivable are comprised of amounts due the company from various parties. Fair value is measured by discounting the cash flows expected from these receivables at appropriate discount rates using observable market data of current interest rates in the marketplace for debt of similar characteristics and risk.  The fair values of the Company’s mortgage and notes payable are measured by discounting the cash flows expected to be paid at appropriate discount rates using observable market data of current interest rates in the marketplace for debt of similar characteristics and risk.  Level 3 inputs: The fair values of real estate assets under development and the Country Club are based on valuations prepared by management incorporating information provided by an independent third-party.  The valuations are based upon discounted cash flows and assumptions made during the valuation process and include management’s best estimate of discount rates and future cash flows.  The fair value of the investment in unconsolidated affiliate is based on the fair value of the underlying property.  The fair value of the underlying real estate is initially determined by purchase price for recent acquisitions or valuations prepared by management.  Valuations are based upon discounted cash flows and assumptions made during the valuation process and include management’s best estimate of discount rates and future cash flows.  All other assets and liabilities are carried at historical cost, which approximates fair value, due to the short-term nature of these items.

Note 2 - Affiliations

We have no employees.  All personnel rendering services to the Fund are employees of companies affiliated with NTS Development Company, a subsidiary of the Sponsor.

The Fund operates under the direction of its Board of Directors who have retained NTS Management to be the sole and exclusive agent of the Fund for day-to-day control and management of the business of the Fund’s subsidiaries.  This includes (a) the continued operation of NTS/LFII and NTS/VA, (b) the operations of the Fawn Lake Country Club, (c) the operations of  the Fawn Lake Community Association and (d) the provision and/or sale of ancillary goods and services as selected by NTS Management with respect to any of the foregoing.  The Management Agreements terminated on December 31, 2008.  See Note 6 – Related Party Transactions for further discussion of the Management Agreements.  NTS Management is an affiliate of and under common control with the Fund’s Sponsor.  The Chairman of the Board of Directors of the Fund is also the majority stockholder of the Sponsor and is a majority stockholder of the managing general partner in the Joint Venture of which the Fund is a 50% joint venture partner.  The Advisor and NTS Management are affiliates of and are under common control with the Sponsor.

On December 24, 2008, the Fund entered into a series of agreements with Residential Management, a Kentucky Corporation (“Residential”), and NTS Development Company, a Kentucky Corporation (collectively with Residential, “NTS”) intended to address certain of the Fund’s liquidity requirements along with its relationship with NTS and its affiliates in connection with the Fund’s dissolution and liquidation. The Fund anticipates that these agreements will enhance the possibility it will be able to proceed with an orderly liquidation subsequent to its dissolution.

The Fund entered into a Services and Development Agreement (the “Services Agreement”) with Residential. The Services Agreement, which became effective on January 1, 2009, superseded and replaced all of the Fund’s Management Agreements (which were terminated pursuant to Termination Agreements effective December 31, 2008) except for the Advisory Agreement between the Fund and NTS Advisory Corporation, which continues to remain in effect. Although no services are currently being provided pursuant to the Advisory Agreement, it has not been terminated in order to maintain the guaranty obligations that NTS Guaranty Corporation owes to the Fund’s stockholders and a mortgage loan payable to a bank. Pursuant to the terms of the Guaranty Agreement executed by NTS Guaranty Corporation, the termination of the Advisory Agreement could result in a release of those obligations. The calculation of compensation and expense reimbursements to be received by NTS under the Services Agreement remains the same as under the prior Management Agreements.

Note 3 - Investment in Unconsolidated Affiliate

Effective August 16, 1997, we became a partner in the Joint Venture.  The other partners in the Joint Venture are Orlando Lake Forest, Inc., Orlando Capital Corporation and OLF II Corporation, all of whom are affiliates of and are under common control with the Fund’s Sponsor.  The Joint Venture will continue to operate under its current legal name as the Orlando Lake Forest Joint Venture.

We contributed to the Joint Venture as a capital contribution its interest in the principal and interest of the first mortgage loan on the Orlando Lake Forest project, and obtained a 50% interest in the Joint Venture.  The NTS entities named above hold cumulatively the remaining 50% interest in the Joint Venture.

The Joint Venture developed the Orlando Lake Forest project, a single-family residential community located in Seminole County, Florida (near Orlando) consisting of approximately 360 acres of residential land and improvements and approximately 20 acres of commercial land.  Our development activities at this location are substantially complete.  As of June 30, 2010, the Joint Venture owns 1 single-family homesite and an 11-acre tract of commercial land.

On June 30, 2010 and December 31, 2009 we adjusted our investment balance to its net realizable value of approximately $1,611,000 and $1,745,000, respectively, consistent with the liquidation basis of accounting.

Presented below are approximate condensed balance sheets for the Joint Venture as of June 30, 2010 and December 31, 2009, and approximate condensed statements of operations for the six months ended June 30, 2009 and 2009:

	(Unaudited)
	June 30, 2010	December 31, 2009
Condensed Balance Sheets
Inventory	$123,000	$34,000
Other, net	1,000	1,000

Total assets	$124,000	$35,000

Other liabilities	$404,000	$194,000
Equity	(280,000)	(159,000)

Total liabilities and equity	$124,000	$35,000

	(Unaudited)
	Six Months Ended June 30,
Condensed Statements of Operations	2010	2009
Lot sales, net of discounts	$-	$1,272,000
Cost of sales	-	(259,000)
Other expenses, net	(316,000)	(155,000)

Net (loss) income	$(316,000)	$858,000

At various times throughout the six months ended June 30, 2010 Orlando Lake Forest Inc., the managing general partner of the Orlando Lake Forest Joint Venture, called for an aggregate of approximately $194,800 in capital contributions from the partners of the Joint Venture.  We own a 50% interest in the Joint Venture and paid approximately $97,400 of the capital contributions.

Note 4 - Mortgage Payable

Mortgage and notes payable consist of the following:

	(Unaudited)
	June 30, 2010 (Liquidation Basis)	December 31, 2009 (Liquidation Basis)
Mortgage loan payable to a bank in the original amount of $7,352,000, bearing interest at the greater of variable rate based on LIBOR one-month rate plus 4.0%, currently 4.35%, or fixed interest at 6%, with a revolving principal balance and interest payable monthly, due September 1, 2010, secured by undeveloped land at NTS/VA, an 11-acre commercial tract, and a $300,000 letter of credit	$5,535,372	$6,092,088

Other	63,399	189,240

	$5,598,771	$6,281,328

Our mortgage loan payable is secured by our inventory consisting of the undeveloped land at the NTS/VA project with a liquidation basis value of approximately $11.2 million; a mortgage on the Orlando Lake Forest Joint Venture 11-acre commercial tract; and a $300,000 letter of credit.  The loan agreement was amended on August 18, 2009 to reflect the extension of the maturity date to September 1, 2010.  The amended agreement also waived the $2,000,000 principal repayment, amended the release prices of the real property securing the payment of the loan and added $1,000,000 of availability under the loan to fund overhead expenses at NTS/VA, which shall be the lesser of $100,000 per month, or 50% of the actual expense.  This loan, as amended, is guaranteed by us and by NTS Guaranty Corporation.

We incurred approximately $109,000 and $39,000 of interest during the six months ended June 30, 2010 and 2009, respectively.

On August 18, 2009, NTS/VA and NTS/LFII entered into a development loan disbursing agreement “Section 21A Loan” with a bank for purposes of providing funds to develop Section 21A of NTS/VA.  The Section 21A Loan is in the amount of $1,385,544.  The Section 21A Loan requires interest to be paid monthly.  Upon the sale of a lot in Section 21A of NTS/VA the bank shall be entitled to receive as a principal paydown the greater of 100% of the net sales proceeds per lot, or $150,000 per lot.  In addition, the mortgage loan and this Section 21A Loan were cross-defaulted and cross-collateralized.  This section 21A Loan is guaranteed by NTS Guaranty Corporation, Mr. J. D. Nichols, our Chairman,  and us.

On December 23, 2009, our mortgage loan and the Section 21A loan were amended to allow the use of proceeds from the sales of lots 1245 and 1246 in Section 21B of NTS/VA for payment of development costs of Section 21B.  NTS/VA and NTS/LFII entered into an escrow agreement and a development and disbursing loan agreement with a bank in connection with this amendment.

We continue to pursue renewing or refinancing our mortgage loan payable to a bank which was due September 30, 2010.  There can be no assurance that we will be successful in doing so.

Note 5 - Notes Payable Due to Affiliate

Notes payable due to an affiliate consist of the following:

	(Unaudited)
	June 30, 2010	December 31, 2009
Notes payable due to an affiliate, NTS Financial Partnership, principal bearing interest at LIBOR plus 1.75%, currently 2.07%, with a revolving balance and interest payable monthly, due September 30, 2010	$281,950	$603,450

Notes payable due to an affiliate, NTS Development Company, bearing interest at 5.34%, with a revolving principal balance and interest payable monthly, due September 30, 2010	704,819	531,518

Notes payable due to an affiliate, Residential Management Company, bearing interest at 5.34%, with a revolving principal balance and interest payable monthly, due September 30, 2010	3,957,582	2,960,560

	$4,944,351	$4,095,528

We anticipate renewing or refinancing our notes payable due to affiliates coming due within the next twelve months.  There can be no assurance that we will be successful in doing so.

Note 6 - Related Party Transactions

Cedar Creek Virginia, LLC is a joint venture engaged in the construction of homes in the Fawn Lake Development.  Our Chairman, Mr. J.D. Nichols, our President, Mr. Brian F. Lavin and the Senior Vice President of NTS/VA, Mr. Ralph DeRosa, are members of Cedar Creek Virginia, LLC. We are not a member of Cedar Creek Virginia, LLC.

On December 24, 2008, Orlando Lake Forest Joint Venture entered into an agreement with an affiliate to sell four unimproved lots for an aggregate sales price of approximately $1.3 million.  This price was based on a third party appraisal.  The amendments to the contracts extend the due diligence periods to March 31, 2009 and the closing dates to April 10, 2009.  The closing of these lots occurred on April 10, 2009.

On December 24, 2008, NTS/LFII entered into an agreement with an affiliate to sell the single 14-acre tract of land for an aggregate sales price of approximately $1.7 million.  This price was based on a third party appraisal.  The amendments to the contracts extend the due diligence periods to March 31, 2009 and the closing dates to April 10, 2009.  The closing of this tract of land occurred on April 10, 2009.

Fawn Lake Sales Center, LLC is a joint venture engaged in the construction and ownership of a sales office building located in the Fawn Lake Development.  Our Chairman, Mr. J.D. Nichols, our President, Mr. Brian F. Lavin, and the Senior Vice President of NTS/VA, Mr. Ralph DeRosa, are members of Fawn Lake Sales Center, LLC.  We are not a member of Fawn Lake Sales Center, LLC.  NTS/VA leases the sales office building from Fawn Lake Sales Center, LLC.  See the following table under Management Agreements for the approximate rent paid pursuant to this lease.

As of June 30, 2010, the Sponsor or an affiliate owned 743,337 shares of the Fund which is approximately 23.3% of the outstanding shares.  The Fund has entered into the following agreements with various affiliates of the Sponsor regarding the ongoing operation of the Fund.

Management Agreements

The ongoing operation and management of the Lake Forest North and Fawn Lake projects will be conducted by NTS Management under the terms of the Services Agreement with Residential.  The Services Agreement, which became effective on January 1, 2009, superseded and replaced all of the Fund’s Management Agreements.

Prior to the Services Agreement the operation and management of the Fund’s properties were conducted by affiliates of NTS Development Corporation under the terms of (i) a management agreement executed on December 30, 1997, and dated as of October 1, 1997, by and among the Fund, NTS/LFII and NTS Management for the Lake Forest North project, and (ii) a management agreement executed on December 30, 1997, and dated as of October 1, 1997, by and among the Fund, NTS/VA and NTS Management for the Fawn Lake project (collectively, the “Management Agreements”).  The Management Agreements were effective through December 31, 2008.  Under the Services Agreement, NTS Management is entitled to reimbursement for certain costs incurred in the operation of the Fund.

These expense reimbursements include direct and prorated costs incurred in the management and operation of NTS/LFII and NTS/VA.  These reimbursements include management, accounting, professional, engineering development, marketing and office personnel employment costs incurred by NTS Management and/or certain affiliates as well as various non-payroll related operating expenses.  Employment costs are for those individuals rendering services at the residential projects, some of whom are full-time and on site, and others who are not on site or have multiple residential project responsibilities.  For services provided by individuals not on site or with multiple residential project responsibilities, costs are prorated by NTS Management and allocated to the appropriate residential project in accordance with the Services Agreement.  As permitted by the Management Agreements, we were charged the following approximate amounts for the six months ended June 30, 2010 and 2009.  These amounts are included in operating activities of real estate assets under development in the accompanying statements of changes in net assets in liquidation.

	(Unaudited)
	Six Months Ended June 30,
	2010	2009
Personnel Related Costs
Financing and accounting	$122,000	$162,000
Data processing	5,000	6,000
Human resources	5,000	7,000
Executive and administrative services	71,000	72,000
Sales and marketing	(24,000)	78,000
Construction management	5,000	20,000
Legal	22,000	25,000

Total personnel related costs	$206,000	$370,000

Rent	40,000	39,000
Total expense reimbursements	$246,000	$409,000

Overhead recovery	54,000	90,000
Total selling, general and administrative - affiliates	$300,000	$499,000

Country Club
Personnel cost reimbursements	$699,000	$708,000
Overhead recovery	40,000	40,000

Total Country Club	$739,000	$748,000

Total related party	$1,039,000	$1,247,000

NTS Management is entitled to an overhead recovery, which is a reimbursement for overhead expenses attributable to the employees and the efforts of NTS Management under the Services Agreement, in an amount equal to 3.75% of the projects’ gross cash receipts, as defined in the Services Agreement.  Overhead recovery for the six months ended June 30, 2010 and 2009, was approximately $54,000 and $90,000, respectively.  These amounts are classified with the operating activities of real estate assets under development in the accompanying consolidated statements of changes in net assets for the six months ended June 30, 2010 and 2009.

The Country Club accrued personnel cost reimbursements of approximately $699,000 and $708,000 to NTS Management or an affiliate during the six months ended June 30, 2010 and 2009, respectively.  Such costs include employment costs of management, golf course maintenance, golf professionals, kitchen personnel and accounting, as well as various non-payroll related operating expenses.  In addition, there were approximately $40,000 accrued to NTS Management for overhead recovery fees at the Country Club for each of the six months ended June 30, 2010 and 2009. The Country Club personnel cost reimbursements and overhead recovery fees were classified in the operating activities of real estate assets under development in the accompanying consolidated statement of changes in net assets for the six months ended June 30, 2010.

The Management Agreements also call for NTS Management to potentially receive an incentive payment, as defined in the Management Agreements, equal to 10% of the net cash flows of the projects.  The incentive payment will not begin accruing until after the cumulative cash flows of NTS/LFII, NTS/VA and the Fund’s share of the cash flow of the Joint Venture would have been sufficient to enable us to have returned to the then existing stockholders of the Fund an amount which, after adding thereto all other payments actually remitted or distributed to such stockholders of the Fund, is at least equal to the stockholders’ original capital contribution.  As of June 30, 2010, we had raised approximately $63,690,000 and had paid distributions of approximately $23,141,000.  As of June 30, 2010, no amount had been accrued as an incentive payment in our consolidated financial statements.

On July 1, 2005, NTS Residential Management Company assigned its responsibilities and right to receive certain payments (for items accrued after July 1, 2005) under the Management Agreements to Residential Management Company.  The assignment does not relieve NTS Residential Management Company from its rights or duties and obligations to perform its responsibilities under the Management Agreements.  Residential Management Company is owned by our Chairman, Mr. J.D. Nichols, and our President, Mr. Brian F. Lavin.  NTS Corporation owns NTS Residential Management Company with a similar ownership and control structure.

On December 24, 2008, the Fund entered into a series of agreements with Residential Management, a Kentucky Corporation (“Residential”), and NTS Development Company, a Kentucky Corporation (collectively with Residential, “NTS”) intended to address certain of the Fund’s liquidity requirements along with its relationship with NTS and its affiliates in connection with the Fund’s dissolution and liquidation.

The Fund entered into a Services and Development Agreement (the “Services Agreement”) with Residential. The Services Agreement, which became effective on January 1, 2009, superseded and replaced all of the Fund’s Management Agreements (which was terminated pursuant to Termination Agreements effective December 31, 2008) except for the Advisory Agreement between the Fund and NTS Advisory Corporation, which continues to remain in effect. Although no services are currently being provided pursuant to the Advisory Agreement, it has not been terminated in order to maintain the guaranty obligations that NTS Guaranty Corporation owes to the Fund’s stockholders and a mortgage loan payable to a bank. Pursuant to the terms of the Guaranty Agreement executed by NTS Guaranty Corporation, the termination of the Advisory Agreement could result in a release of those obligations. The calculation of compensation and expense reimbursements to be received by NTS under the Services Agreement remains the same as the prior Management Agreements.

Accounts Payable and Accrued Expenses - Affiliates

As of June 30, 2010 and December 31, 2009, we owed approximately $260,000 and $308,000, respectively, to NTS Management, NTS Development and its affiliates for personnel cost and overhead reimbursements included in accounts payable and accrued expenses - affiliates.

NTS has agreed to defer, through December 31, 2010, amounts owed to them by us as of September 15, 2010 and those amounts accruing from September 15, 2010 through December 31, 2010, other than as permitted by our cash flows.  There can be no assurances that NTS will continue to defer amounts due to them past December 31, 2010.

Note 7 - Country Club Accounting

Presented below are the approximate condensed statements of operations for the Fawn Lake Country Club for the six months ended June 30, 2010 and 2009:

	(Unaudited)
	Six Months Ended June 30,
	2010	2009
Condensed Statements of Operations
Revenues:
Operating revenues	$1,043,000	$1,045,000

Expenses:
Cost of goods sold	176,000	168,000
Selling, general and administrative - affiliates	739,000	748,000
Selling, general and administrative	364,000	275,000

Total expenses	1,279,000	1,191,000

Net loss	$(236,000)	$(146,000)

Selling, general and administrative - affiliates expenses include expense reimbursements and overhead recovery fees accrued to NTS Management or an affiliate.  See Note 6 - Related Party Transactions for further discussion of expense reimbursements and overhead recovery fees.

Selling, general and administrative expenses include landscaping, repairs and maintenance, operating lease payments, utilities, advertising and insurance.

Note 8 - Income Taxes

We recognize deferred tax assets and liabilities for the expected future tax consequence of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are determined based on the difference between the Fund’s book and tax basis of assets and liabilities and tax carry forwards using enacted tax rates in effect for the year in which the differences are expected to reverse.  The principal tax carry forwards and temporary differences giving rise to our deferred taxes consist of tax net operating loss carry forwards, valuation allowances and differences in inventory basis for book and tax.  Our deferred tax assets and liabilities as of December 31 2009 and 2008 are as follows:

	(Unaudited)
	December 31, 2009 (Liquidation Basis)	December 31, 2008 (Liquidation Basis)
Deferred tax assets/liabilities
Net operating loss carry forwards	$12,553,000	$11,893,000
Inventory	6,379,000	6,275,000
Fixed assets	991,000	991,000
Liquidation liabilities	-	1,521,000
Deferred revenue	40,000	38,000

Deferred tax assets	19,963,000	20,718,000

Inventory	-	-
Liquidation and other assets	(1,091,000)	(3,812,000)

Deferred tax liabilities	(1,091,000)	(3,812,000)

Valuation allowance	(18,872,000)	(16,906,000)

Total deferred tax assets/liabilities	$-	$-

A valuation allowance is provided when the probability that the deferred tax asset to be realized does not meet the criteria as defined in FASB ASC Topic 740 Income Taxes (“FASB ASC Topic 740”).  In 2005, a portion of the valuation allowance was released and net operating loss carry forwards were utilized to offset current year tax expense.  The Fund has determined, based on its history of operating losses and its expectations for the future, that it is more likely than not that the net deferred tax assets on December 31, 2009 and 2008, will not be realized.  As of December 31, 2009, we have a federal net operating loss carry forward of approximately $32,000,000 expiring during various years beginning in 2019 and ending in 2028.  Our federal income tax returns for 2006, 2007 and 2008 are open to examination.

A reconciliation of the statutory rate to the effective rate of the Fund for the years ended December 31 is as follows:

	(Unaudited)
	December 31, 2009	December 31, 2008	December 31, 2007
Tax (benefit) provision using statutory rate	$(304,000)	(7,345,000)	$(814,000)
(Decrease) increase in valuation allowance	304,000	8,208,000	908,000
Other	-	(863,000)	(94,000)
Credits	-	-	-

Income tax expense	$-	-	$-

Substantially all of the difference between the tax (benefit) provision calculated at the statutory rate and the tax expense recorded on the accompanying statements of operations is due to the change of the valuation allowance on previously recorded deferred tax assets.

There were no unrecognized tax benefits, therefore we have not included a reconciliation of the beginning and ending balance of our unrecognized tax benefits from January 1, 2007, the date on which we adopted FASB ASC Topic 740.  We recognize interest accrued and penalties related to unrecognized tax benefits as a part of income tax expense.

Note 9 - Commitments and Contingencies

Dissolution and Liquidation

We are a finite life entity. Our organizational documents require us to dissolve and commence an orderly liquidation by December 31, 2008.  Delaware law, the law of our state of incorporation, provides us with a three-year period after dissolution to wind up our affairs and issue final distributions to stockholders. We filed for dissolution on December 31, 2008, thus initiating our liquidation.

Final liquidating distributions will be made after payment of all of our debts and obligations, including approximately $4.9 million of notes payable and $260,000 of accounts payable and accrued expenses currently deferred and owed to affiliates of the Sponsor.  In addition, by us and our portion of approximately $5,000 of accounts payable and accrued expenses and approximately $144,000 of notes payable currently deferred and owed to affiliates of the Sponsor by the Joint Venture (as of June 30, 2010 our portions are approximately $2,500 and $72,000, respectively).  Among the obligations also required to be resolved prior to issuing final distributions is the Orlando Lake Forest Master Community Association lawsuit, or the Florida Litigation (see Litigation for further discussion).  The amount available for distribution upon the completion of our liquidation, however, cannot be estimated with certainty given that final distributions will likely not be issued for several years.

NTS Guaranty Corporation (the “Guarantor”), an affiliate of the Sponsor, has guaranteed that when we complete our liquidation, the aggregate distributions made to stockholders from all sources during our existence will be at least equal to the original capital contributions attributable to our then outstanding shares. As of June 30, 2010, the original capital contributions attributable to our outstanding shares were $63,690,000, and we had paid aggregate distributions of approximately $23,141,000. As discussed further below, based on our most recent analysis, which includes all of the Guarantor’s assets, the amount projected to be distributed to our stockholders at the completion of our liquidation will not be sufficient to return an amount equal to their original capital contributions.

	(Unaudited)
	Common Stock Shares	Common Stock Amount	Original Capital Contributions	Distributions	Total
Issuance of Common Stock	3,187,333	$3,187	$63,687,041	$-	$63,690,228
Dividends declared	-	-	-	(23,140,663)	(23,140,663)

Balances on June 30, 2010	3,187,333	$3,187	$63,687,041	$(23,140,663)	$40,549,565

The liability of the Guarantor under the guaranty is expressly limited to its assets. The Guarantor’s sole asset is a $10.0 million demand promissory note from Mr. J.D. Nichols personally.  Mr. Nichols is the Chairman of the Board of Directors of the Sponsor. There can be no assurance that Mr. Nichols will, if called upon, be able to honor his obligation to the Guarantor or that the Guarantor will be able to satisfy its obligation under the guaranty.  The Guarantor has also guaranteed our mortgage loan payable to a bank, as amended on August 18, 2009, and the Section 21A Loan we entered into on August 18, 2009.  The Guarantor may in the future guarantee obligations of other third parties, including guaranties of obligations owed by our affiliates to other entities.

In connection with our ongoing review of the status of our properties and progress to liquidation, we estimate the total distributions anticipated to be issued to our stockholders through the completion of our liquidation. As part of the most recent review process, we incorporated information provided by an independent third-party concerning our Fawn Lake Development. The downturn in the United States residential real estate market in general, and, in particular, in the Washington, D.C. market, have negatively impacted our estimates of the likely net profits to be generated from our Fawn Lake Development by the completion of the liquidation.  Based on our most recent analysis, we currently anticipate that after payment of all liabilities, the proceeds from future property sales, liquidation of other assets and a $10.0 million payment from the Guarantor will be insufficient to return to stockholders an amount equal to original capital contributions attributable to the then outstanding shares. As final liquidating distributions are not likely for several years, these estimates may change significantly prior to their issuance. The current estimate, however, reflects a substantial shortfall, which, at this time, we anticipate is unlikely to be recovered prior to the issuance of final liquidating distributions.

On September 1, 2008, August 18, 2009 and December 23, 2009 we entered into agreements amending our Section 21A loan. As a condition of the amendments, NTS Guaranty Corporation granted our lender an unconditional and continuing guaranty that will secure the payment of the mortgage loan payable and the Section 21A loan as amended. In the event this guaranty is called upon to repay all or a portion of these loans, NTS Guaranty’s assets available to satisfy the guaranty to the stockholders would be reduced by the amount actually used to repay the mortgage loan.

Should current economic conditions, particularly in the Washington, D.C. market, continue or worsen, adjustments to net realizable value against our assets at our Fawn Lake Development may be necessary. Such adjustments to net realizable value, if necessary, may reflect reduced estimates of the amount of final liquidating distributions to our stockholders.

Other conditions may arise impacting our ability to complete a timely and orderly liquidation, thereby reducing the potential maximum value of our assets. This, in turn, could reduce our earnings and thereby liquidating distributions to our stockholders.

Litigation

We, as an owner of real estate, are subject to various environmental laws of federal, state and local governments. Compliance by us with existing laws has not had a material adverse effect on our financial condition and results of operations. However, we cannot predict the impact of new or changed laws or regulations on our current properties or on properties that it may acquire in the future.

Except as described below, we do not believe there is any litigation threatened against us other than routine litigation arising out of the ordinary course of business, some of which is expected to be covered by insurance and none of which is expected to have a material adverse effect on our consolidated financial statements. We believe we have adequate insurance.

On September 4, 2007, the Joint Venture received notice from the Lake Forest Master Community Association, Inc. (“the Association”) of alleged construction defects in bridges, roadways, retaining walls, storm drains and other constructed facilities turned over to the Association in September of 2005.  On September 28, 2007, a second notice of claim was received by the Joint Venture from the Association alleging additional defects in the underdrain systems also turned over to the Association. The estimated value placed on the defects by the Association is approximately $4,500,000. The Joint Venture responded to the claim in accordance with Florida Statute Section 558 and has performed preliminary investigations to determine if any of these alleged defects exist. The Joint Venture continues to respond to the Association consistent with the procedures outlined in the aforementioned statute.

On August 3, 2007, the Joint Venture was served with a lawsuit in Seminole County, Florida (the “Florida Litigation”), by the Association naming Orlando Lake Forest Joint Venture, Orlando Lake Forest Inc., NTS Mortgage Income Fund, OLF II Corporation and Orlando Capital Corporation as defendants. The Florida Litigation alleges that bridges, roadways, retaining walls, storm drains and other constructed facilities were constructed with defects and deficiencies. The Joint Venture is not aware of any defects that presently require the accrual of a loss contingency and plans to vigorously defend itself against this claim and the associated lawsuit. The court held a hearing on December 19, 2007, on our motion for summary judgment. On May 27, 2008, the court issued an order entering summary judgment in favor of the Joint Venture. In issuing the order the court noted its order was “final”. On June 20, 2008, the Association appealed the order to the Florida Fifth District Court of Appeals.  On April 3, 2009, the Florida Fifth District Court of Appeals, issued a ruling that reversed the trial court’s summary judgment ruling in favor of the Joint Venture and remanded the matter to the Circuit Court of Seminole County.

On April 17, 2009, we requested that the Florida Fifth District Court of Appeals reconsider its ruling, which denied our request on June 10, 2009.  We then filed a Notice to Invoke Discretionary Jurisdiction with the Supreme Court of Florida on June 29, 2009, followed by our Jurisdictional Brief on July 7, 2009.  The Association filed its Jurisdictional Brief opposing jurisdiction on July 27, 2009.  The Supreme Court declined to accept jurisdiction of our appeal on statutory construction issues on November 25, 2009.  Meanwhile, the Association filed a Notice of Case and Request for Jury Trial with the Circuit Court, which we moved to strike.  We also asked the Circuit Court for leave to amend our counterclaim to include a prayer for abatement or injunctive relief based upon the Fifth District Court of Appeals’ opinion.  A hearing on our motion to strike and our motion to file an amended counterclaim was held on October 7, 2009.  The trial court granted our motion to amend our counterclaim and denied our motion to strike the Association’s trial notice.  On April 26, 2010, we received notice that the Circuit Court of the Eighteenth Judicial Circuit for Seminole County Florida (the “Circuit Court”) entered an order on April 22, 2010 in the Florida Litigation granting our motion to abate the action pending compliance by the Association with Florida Statutes Section 720.306 and 720.303, et. seq.  The Florida Litigation was abated until the Association complied with the Statutory requirements to continue the Florida Litigation which occurred on June 15, 2010.  The parties are currently in the process of discovery.  Mediation has been scheduled to begin December 9, 2010.  On October 6, 2010, we received copies of Court filings in the lawsuit indicating that the Association is claiming damages in the amount of $2,445,483.69 for the years 1992 - 2000.  It is not possible to predict the outcome of the Florida Litigation at this time, but if determined adversely against us, it could have a material, adverse impact on our net assets in liquidation and on any potential liquidating distributions.  Our insurance carriers are presently assisting, in part, in the defense of this matter under reservations of rights.

Contingencies

NTS/LFII and NTS/VA have various certificates of deposit, bonds and letters of credits outstanding to governmental agencies and utility companies. NTS/VA had outstanding letters of credit totaling approximately $50,000 at June 30, 2010. The primary purpose of these documents is to ensure that the work at the developments is completed in accordance with the construction plans as approved by the appropriate governmental agency or utility company.

Note 10 - Guaranties to the Fund

NTS Guaranty Corporation (the “Guarantor”), an affiliate of the Sponsor, has guaranteed that, at the time that we are liquidated and dissolved, the total distributions we have made to stockholders from all sources during our existence are at least equal to the original capital contributions attributable to our then outstanding shares which were $63,690,000. As of June 30, 2010, we had paid distributions of approximately $23,141,000.

Any liability of the Guarantor under the guaranty is expressly limited to its assets. The Guarantor holds a $10.0 million demand note receivable from Mr. J.D. Nichols, Chairman of the board of Directors of the Sponsor. There can be no assurance that Mr. Nichols will, if called upon, be able to honor his obligation to the Guarantor or that the Guarantor will be able to satisfy its obligation under the guaranty. The Guarantor may in the future guarantee obligations of other third parties including guaranties of obligations owed by our affiliates to other entities.

Based on our most recent analysis, the entire assets of the Guarantor will be called upon to fulfill the capital return guaranty. Even with a $10.0 million payment from the Guarantor, current estimates indicate that final liquidating distributions will be insufficient to return to stockholders an amount equal to original capital contributions attributable to the then outstanding shares. As final liquidating distributions are not likely for several years, these estimates may change significantly prior to their issuance.

On August 18, 2009 and December 23, 2009, our mortgage loan was amended. As a condition of the amendments, we and NTS Guaranty Corporation granted our lender an unconditional and continuing guaranty that will secure the payment of the mortgage loan payable. Also on August 18, 2009, we obtained the Section 21A Loan and as a condition to the bank entering into the Section 21A Loan (which was further amended on December 23,

2009), we, along with NTS Guaranty Corporation and Mr. J. D. Nichols, guaranteed the Section 21A Loan.  In the event these guaranties are called upon to repay all or a portion of the mortgage loan, NTS Guaranty’s assets available to satisfy the guaranty to the stockholders would be reduced by the amount actually used to repay the mortgage loan.

Note 11 – Subsequent Event

On September 15, 2010, the Fund and Residential entered into a Fourth Amendment to Services and Development Agreement (“Fourth Amendment”).  The Fourth Amendment extended the term of the Services and Development Agreement (“Agreement”) from September 30, 2010 until December 31, 2010.  The Agreement superseded and replaced all of the Fund’s previous property management agreements except for the Advisory Agreement between the Fund and NTS Advisory Corporation, which continues to remain in effect.  Other than extending the term of the Agreement, the Fourth Amendment does not modify any other provisions of the Agreement and the calculation of compensation and expense reimbursements to be received by NTS remains the same.

On October 4, 2010, the Board of Directors of the Fawn Lake Community Association, Inc. approved a resolution creating Asset Management, LLC, a Virginia limited liability company, (“AM”) and authorizing the Board of Managers of AM to execute a purchase agreement to acquire the assets of the Country Club.

 AM and NTS/VA are currently negotiating a Purchase and Sale Agreement (“Sale Agreement”) to convey the rights, title and interests in the County Club property from NTS/VA to AM.  The proposed purchase price for the Country Club property is approximately $2,500,000.  If the Sale Agreement is executed the sale is proposed to close by October 26, 2010 subject to certain conditions including AM obtaining the necessary funding.  The net proceeds of the sale are expected to be used in their entirety to repay our obligations to a bank and other creditors.

There can be no assurance that the Sale Agreement will be executed, if executed the AM will receive the necessary funding or sale will close without material changes in the purchase price.